EXHIBIT 99.1

First Capital Bancorp, Inc. Announces New Branch Opening Inside the Village at Swift Creek Kroger Store on Friday, June 13, 2014

GLEN ALLEN, Va., June 13, 2014 (GLOBE NEWSWIRE) -- First Capital Bank (the "Bank"), the wholly owned subsidiary of First Capital Bancorp, Inc. (Nasdaq:FCVA) announced today that it will open its newest branch inside the Kroger Store at the Village at Swift Creek Shopping Center located at 13201 Rittenhouse Drive, in Midlothian. The full-service branch will be managed by Kim Gregory, a seven-year veteran with First Capital Bank, and staffed by Assistant Manager Danielle Radle, and financial services representatives Darlene Majcen and Briana Roberts. This will be the eighth retail branch for the bank and its initial venture into in-store banking. The branch will be open Monday through Friday from 10:00 am until 7:00 pm and from 10:00 am until 2:00 pm on Saturdays.

"This branch is important to the company in many ways," stated First Capital Bancorp, Inc. CEO John Presley. "It fills a significant hole in our franchise, giving us access to customers in this part of Chesterfield County and it will serve as a catalyst for expanding our retail presence in Central Virginia."

Bob Watts, First Capital Bank President and CEO, added, "We are excited by this new opportunity to work with a great company like Kroger, and for the ability to bring local community banking to their customers, as well as to individuals and local businesses throughout the Route 360 corridor. While it is the company's first in-store venture, we have years of in-store banking experience within our team and are confident of our ability to be successful in this environment."

The Swift Creek Kroger branch will have all the products and services found at other First Capital Bank locations and will be celebrating the opening of the branch with some company-wide product specials.

The Company operates seven branches in Ashland, Bon Air, Chesterfield Towne Center, Innsbrook, Staples Mill near Willow Lawn, Three Chopt and Patterson in Henrico County, and at the James Center in downtown Richmond. The bank's corporate headquarters are located in Innsbrook.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1176
         WRanson@1capitalbank.com